Exhibit 99.1

DGSE Companies, Inc. Reports Third Quarter 2013 Results

DALLAS--(BUSINESS WIRE)--November 13, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and nine months ended September 30, 2013.

Third Quarter 2013 Summary

  Revenues were $23.8 million compared to $29.0 million in the year ago period. The continued volatile market for precious metals, including the unprecedented decline in gold prices year to date, drove lower sales volumes.
  Gross profit was $4.5 million, or 19.1% gross margin, compared to $6.2 million, or 21.4% gross margin in the same period last year.
  The third quarter of 2013 included $95,000 in non-recurring expenses related to the previously-disclosed financial restatement and shareholder lawsuits. The third quarter of 2012 included $1.4 million in non-recurring expenses related to the restatement and shareholder lawsuits.
  SG&A decreased to $5.5 million from $6.4 million in the prior-year third quarter. The third quarter of 2013 included incremental expenses from the opening of six additional retail locations totaling approximately $0.5 million. The Company also accrued a $0.7 million charge to earnings in the current quarter related to the expected resolution of a 2010 sales tax audit in the state of Texas.
  Total expenses, inclusive of the non-recurring expenses, sales tax accrual and incremental expenses from new stores, decreased 13.3% to $5.7 million from $6.6 million in the year-ago quarter as the Company's expense reduction efforts drove a more than 14% reduction in SG&A expense and expenses related to prior restatements.
  Net loss, inclusive of the non-recurring expenses and sales tax accrual, was $1.4 million compared to $0.5 million in the year-ago period. Excluding the sales tax accrual, the Company reduced its net loss by 30% sequentially compared to the second quarter of 2013.

James Vierling, Chief Executive Officer and Chairman of the Board, stated, “Our results for the third quarter continued to be affected by volatile macroeconomic conditions. The closing spot price of gold on September 30, 2013 was 25% lower than on the same day in 2012. Falling gold prices have created a disincentive for consumers to sell their unwanted scrap gold and silver, which caused a significantly lower volume of scrap buys in the third quarter. Therefore, we have continued to refocus our team on areas of our business that present the highest profit potential, including our high-end jewelry, diamond and watch segments. We have been able to add some excellent merchandise at favorable price points throughout the year, and we expect to see strong sell through of this inventory during the upcoming holiday season. Our customer financing initiative, which we tested in the second quarter, has now been rolled out to all of our stores and should make it easier for our customers to make purchases. These factors, coupled with improved volumes during September and the first part of October create increased optimism about the fourth quarter, which is traditionally our strongest quarter of the year.”

Mr. Vierling continued, “As we navigate this challenging period and position DGSE for better days in the future, our efforts to reduce operating expenses continue to be successful. We decreased our SG&A expenses by over $906,000, even while adding $468,000 in incremental retail location-level expenses related to the stores that have been open less than one year. Essentially, we have cut enough fixed costs to more than offset the costs of these new stores. The improved efficiency should benefit us as we enter the holiday season, and even more so as market conditions improve. Simultaneously, we are enhancing our wholesale and e-commerce capabilities which will enable us to reach customers outside the metro areas where we have retail stores.”

Third Quarter 2013 Results

In the quarter ended September 30, 2013, revenues were $23.8 million, an 18% decrease compared to $29.0 million in the quarter ended September 30, 2012 due primarily to a decrease in scrap sales, which declined approximately 50% from the year ago quarter, caused largely by the steep drop in gold prices. Bullion sales were consistent year over year, while jewelry sales saw a slight decrease during the off season.

Gross profit in the quarter was $4.5 million, or 19.1% of revenue, compared to $6.2 million or 21.4%, of revenue in the prior year quarter. The overall margin decrease was caused largely by lower scrap sales, which typically carry high margins.

The third quarter of 2013 included $95,000 in non-recurring expenses related to the restatement of DGSE’s financial statements and related legal matters and an additional accrual of $650,000 related to the previously-noted 2010 sales tax audit. The third quarter of 2012 included $1.4 million in non-recurring expenses related to the restatement and related legal matters. Selling, general and administrative expenses, inclusive of the non-recurring expenses and sales tax accrual, decreased $0.9 million or 14.1% in the quarter ended September 30, 2013, to $5.5 million compared to approximately $6.4 million in the prior year quarter. Excluding the non-recurring items, SG&A for the third quarter of 2013 would have been $4.8 million compared to $5.0 million in the year-ago period. This decrease was mainly the result of cost reduction efforts across all areas and partially offset by costs related to the opening of six new stores in the last half of 2012 and first half of 2013, which added $0.5 million in the current quarter versus the same quarter last year. Depreciation and amortization increased by approximately $35,000 or 22.8% in the quarter, to $187,000 compared to $152,000 in the prior year quarter. This increase was mainly the result of depreciation and amortization for assets related to new retail location openings as well as the move to the new corporate headquarters in April of 2013. The operating loss before taxes from continuing operations was $1.2 million in the quarter ended September 30, 2013, compared to an operating loss before taxes from continuing operations of $0.4 million in the prior year quarter.

Net loss in the quarter ended September 30, 2013 was $1.4 million, inclusive of the non-recurring expenses, and the $0.7 million sales tax accrual, compared to a net loss of $0.5 million in the year-ago quarter. The 2012 results included a $0.1 million loss from discontinued operations, net of taxes.

Year-to-Date 2013 Results

In the nine months ended September 30, 2013, revenues decreased to $83.8 million, compared to $90.4 million in the same period last year. This decrease was primarily due to lower scrap sales, which declined approximately 35% compared to the same period last year, caused mostly by the steep drop in gold prices. In addition, revenue from discontinued operations for Superior Galleries, Inc. was excluded in the amount of $0 and $3.2 million for the nine months ended September 30, 2013 and 2012, respectively.

Gross profit was $14.3 million or 17.0% of revenue, compared to $16.9 million or 18.7% of revenue in the prior year period. The decrease in gross profit as a percent of revenue was primarily due to an increase in the sales of bullion, which carries significantly lower margins, and lower scrap sales, which typically carry high margins.

Selling, general and administrative expenses decreased approximately $2.3 million or 12.6%, to $15.7 million in the nine months ended September 30, 2013 compared to $17.9 million in the prior year. This decrease was largely the result of cost reduction efforts across all areas, and partially offset by the opening of additional retail locations as well as professional fees associated with the recent restatement and related legal matters. SG&A from continuing operations, excluding the non-recurring charges related to the restatement and related legal matters and a non-cash charge related to the 2010 sales tax audit, was $14.6 million for the nine months ended September 30, 2013, down approximately 5.2% compared to the $15.4 million for the same period last year. Depreciation and amortization increased by approximately $95,000 or 21.3%, to $0.5 million compared to $0.4 million in the prior year period. This increase was mainly the result of depreciation and amortization for assets related to new retail location openings and the move to the new headquarters. The operating loss before taxes from continuing operations was $2.1 million in the nine months ended September 30, 2013, compared to an operating loss before taxes from continuing operations of $1.6 million in the prior year period. Net loss in the nine month period was $2.3 million compared to a net loss of $2.4 million in same period last year. The nine months ended September 30, 2012 results included a $0.7 million loss from discontinued operations, net of taxes.

Balance Sheet Summary

At September 30, 2013, DGSE Companies had cash and cash equivalents of $2.4 million compared to $4.9 million at December 31, 2012. Stockholders’ equity decreased 17.2% to $10.8 million at September 30, 2013 compared to $13.1 million at December 31, 2012. As of the current quarter, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. (“NTR”) has been reclassified as a current liability, given its August 1, 2014 maturity date. The Company is discussing the extension of this credit facility with NTR, as well as various commercial lenders, and expects to extend or re-finance this balance in the first half of 2014. The Company’s current ratio was 1.3:1 at September 30, 2013 compared to 2.4:1 at December 31, 2012. Working capital was $4.2 million at September 30, 2013 compared to $10.3 million at December 31, 2012.

Outlook

Mr. Vierling commented, “While we are confident that our strategic initiatives position us well, the current volatile market has required us to be more selective with our retail location opening schedule going forward as the fluctuations in precious metal pricing plays a strong role in the pace of this expansion. We will review any future retail locations to capitalize on regions where we already have an existing presence to better leverage our advertising spend and drive incremental traffic in markets where we are well-established. In addition, we are analyzing the possibility of acquiring jewelry stores as robust retail sales are increasingly important to our future success. We believe it is much easier to add a scrap buying component to a jewelry store than to convert a gold buying operation into a full-line jewelry, coin and bullion retailer. We will also continue to leverage our strategic relationship with Elemetal and will utilize the deferred tax asset related to net operating losses, currently fully reserved on our balance sheet at $9.4 million.”

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	November 13, 2013
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-941-8416 if calling from the United States, or 1-480-629-9808 if dialing internationally.
Replay:	A replay will be available until November 20, 2013, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4647492 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=106596.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,438,266	$4,911,087
Trade receivables, net of allowances	152,227	718,501
Inventories	13,525,730	11,932,729
Prepaid expenses	280,388	321,709
Total current assets	16,396,611	17,884,026

Property and equipment, net	5,176,360	4,849,937
Intangible assets, net	2,999,195	3,169,840
Other assets	245,084	211,069

Total assets	$24,817,250	$26,114,872

LIABILITIES
Current Liabilities:
Current maturities of line of credit, related party	$3,583,358	$-
Current maturities of long-term debt	124,471	146,949
Current maturities of capital leases	18,611	28,285
Accounts payable-trade	4,809,213	3,561,794
Accrued expenses	1,739,541	1,250,319
Customer deposits and other liabilities	1,922,994	2,617,592
Total current liabilities	12,198,188	7,604,939

Line of credit, related party	-	3,583,358
Long-term debt, less current maturities	1,789,648	1,843,062
Total liabilities	13,987,836	13,031,359

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,175,584 shares issued and outstanding	121,755	121,755
Additional paid-in capital	34,045,654	34,045,654
Accumulated deficit	(23,337,995)	(21,083,896)
Total stockholders' equity	10,829,414	13,083,513

Total liabilities and stockholders' equity	$24,817,250	$26,114,872

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue:
Sales	$23,754,623	$28,975,063	$83,819,585	$90,374,423
Cost of goods sold	19,222,318	22,787,722	69,537,396	73,447,142
Gross margin	4,532,305	6,187,341	14,282,189	16,927,281

Expenses:
Selling, general and administrative expenses	5,499,007	6,405,147	15,665,812	17,924,355
Depreciation and amortization	187,079	152,337	543,735	448,260
	5,686,086	6,557,484	16,209,547	18,372,615

Operating loss	(1,153,781)	(370,143)	(1,927,358)	(1,445,334)

Other expense (income) :
Other income, net	(2,845)	(39,352)	(18,204)	(66,012)
Interest expense	66,604	72,677	170,566	253,796
	63,759	33,325	152,362	187,784
Loss from continuing operations before income taxes	(1,217,540)	(403,468)	(2,079,720)	(1,633,118)

Income tax expense	214,414	26,603	174,379	106,413

Loss from continuing operations	(1,431,954)	(430,071)	(2,254,099)	(1,739,531)

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	-	(105,819)	-	(706,641)
Net loss	$(1,431,954)	$(535,890)	$(2,254,099)	$(2,446,172)

Basic net loss per common share:
Loss from continuing operations	$(0.12)	$(0.03)	$(0.19)	$(0.14)
Loss from discontinued operations	-	(0.01)	-	(0.06)
Net loss per share	$(0.12)	$(0.04)	$(0.19)	$(0.20)

Diluted net loss per common share:
Loss from continuing operations	$(0.12)	$(0.03)	$(0.19)	$(0.14)
Loss from discontinued operations	-	(0.01)	-	(0.06)
Net loss per share	$(0.12)	$(0.04)	$(0.19)	$(0.20)

Weighted-average number of common shares
Basic	12,175,584	12,175,287	12,175,584	12,175,287
Diluted	12,175,584	12,175,287	12,175,584	12,175,287

CONTACT:
DGSE Companies, Inc.
Jim Vierling, CEO, 972-587-4021
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com